Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED BY PIXELPLUS CO., LTD. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

WAFER FOUNDRY SERVICE AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made and entered on this 3rd day of November, 2003, by and between PixelPlus Co., Ltd., having its registered office at 1017, Ingae-dong, Paldal-gu, Suwon-si, Kyunggi-do (“Pixel”); Dongbu Electronics Co., Ltd., having its registered office at 891-10, Daechi-dong, Kangnam-gu, Seoul (“Dongbu”); and T2Net Technology Co., Ltd., a distributor of Dongbu, having its registered office at A2, 1st basement floor, Tourist Terminal, 40-969, Hangangro-3ga, Yongsan-gu, Seoul (“T2Net”) for the provision of certain wafer foundry service for CMOS Image Sensor as follows:

Article 1	Products

The products to be processed by Dongbu upon Pixel’s request through T2Net (the “Products”) shall be as described in Attachment 1 hereto and detailed commercial terms (i.e., method of payment and credit lines of Pixel and T2Net, etc.) thereof shall be as stated in Attachment 2 hereto. The parties hereto may modify, amend, and/or change, the Products and/or the specifications thereof, by mutual agreement in writing among the parties.

Article 2	Purchase Order and Rolling Forecast

1.	Pixel shall issue the relevant process order to T2Net at least 70 days prior to the expected delivery date of the Products pursuant to Paragraph 5 below, and T2Net shall immediately issue its process order to Dongbu upon receipt of the process order from Pixel. Within 10 days of the receipt of the process order from T2Net, Dongbu shall notify T2Net of its intent whether or not to accept such order in writing, and T2Net shall immediately notify Pixel thereof through issuance of offer sheet and commercial invoice to Pixel. Then, Pixel shall open irrevocable local L/C to T2Net. Provided, however, if Dongbu fails to notify of its intent within the above period, the relevant order shall be deemed to have been accepted, and T2Net may notify Pixel of such acceptance.

2.	The process order shall state order date, name of the Products, quantity, price, delivery date and place, and other necessary matters.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

3.	T2Net shall request wafer FAB service to Dongbu upon its confirmation of the L/C opened by Pixel or receipt of cash, and Dongbu shall proceed with wafer FAB service upon receipt of the request from T2Net.

4.	The matters not specifically stated in the process order shall be determined pursuant to this Agreement, and in case of any discrepancy or conflict between the terms of the process order and those of this Agreement, terms of this Agreement shall prevail.

5.	Pixel shall provide T2Net with a 6 month order plan at the end of every month during the term of this Agreement, and T2Net shall notify such order plan to Dongbu immediately. For allocation of Fab manufacturing capacity and preservation of the opportunity costs of Dongbu, T2Net and Pixel shall have the following obligations with respect to Dongbu and T2Net, respectively:

a.	First Month : Obligation to purchase ***% of the manufactured Products

b.	Second Month: Obligation to purchase **% of the manufactured Products

c.	Third Month: Obligation to purchase **% of the manufactured Products

d.	Fourth Month and Thereafter: Materials for the calculation of fab capacity

6.	If Pixel performs its obligations in Paragraph 5 above, Dongbu shall not unilaterally modify or change the number of the Products capable of being manufactured based on its own FAB manufacturing plan. Provided, however, that the number may be change upon mutual consent of the parties.

Article 3	Modification and/or Change of Order

1.	Pixel (with respect to T2Net) and T2Net (with respect to Dongbu) shall not change or cancel all or a part of the process order accepted pursuant to Article 3 hereof without prior written consent of T2Net or Dongbu, as the case may be.

2.	Notwithstanding Paragraph 1 above, Pixel and T2Net may cancel the relevant process order by giving Dongbu a written notice thereof at least 30 days prior to the scheduled delivery date.

3.	In the event that Pixel and T2Net cancels the process order pursuant to Paragraph 2 above, Pixel shall pay to T2Net, and T2Net shall pay to Dongbu, the following amount depending on the processing steps taken by Dongbu at the time of such cancellation:

a.	Commencement of M/P (before GATE): **% of the contract price of the Products

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

b.	Before Metal 1 Contact: **% of the contract price of the Products

c.	Before Metal 2 Contact: **% of the contract price of the Products

d.	After Metal 3 Contact: ***% of the contract price of the Products

Article 4	Price

1.	The price of the Products shall be as stated in a separate agreement on price determination among the parties.

2.	Unless stated otherwise in the process order, the price of the Products shall include packaging fees, freight charges, unloading expenses and insurance premium, and any and all expenses related thereto (provided, in case of overseas delivery, all expenses under FCA(FOB) term shall apply).

Article 5	Delivery and Inspection

1.	Dongbu shall carry out an inspection on the Products based on the standards agreed between Dongby and Pixel upon completion of its process, and deliver the Products to T2Net in accordance with the method and procedure of delivery agreed between Dongbu and T2Net. Thereafter, T2Net shall deliver the Products to Pixel in accordance with the method and procedures of delivery agreed between T2Net and Pixel.

2.	Responsibilities on any and all risks (i.e., theft, loss, damage, etc.) with respect to the Products shall be transferred from Dongbu to T2Net upon Dongbu’s delivery of the Products to the designated delivery place and to T2Net or its designated person. This shall apply mutatis mutandis to the delivery of the Products from T2Net to Pixel. The title to the Products shall be transferred from Dongbu to T2Net, and then, to Pixel when price payment is made in full by T2Net to Dongbu and Pixel to T2Net, respectively.

Article 6	Acceptance Test

1.	Pixel shall conduct acceptance tests on the Products supplied by Dongbu via T2Net in accordance with the specifications stated in Attachment 1 hereto, notify T2Net of the result of such acceptance tests in writing within 30 days of the delivery of the relevant Products, and then, T2Net shall immediately notify Dongbu of the same in writing. Provided, however, that in case where Pixel fails to provide such written notice within the above-mentioned time period, the relevant Products shall be deemed to have been accepted by Pixel.

2.	If Pixel finds any defects in the Products, it shall notify as such to T2Net in writing, and T2Net shall immediately notify the same to Dongbu. Pixel shall, at its own cost and responsibility, return the defective Products to Dongbu. Dongbu shall replace and redeliver defective-free Products to Pixel within 6 weeks of the receipt of the defective Products.

Article 7	Payment

1.	Payment of the prices under this Agreement shall be made as follows:

a.	Payment of the prices payable by Pixel shall be made in cash or irrevocable local L/C negotiable at site. Pixel shall open such L/C at least 8 weeks before the scheduled delivery date and immediately deliver the relevant documents to T2Net thereafter.

b.	T2Net shall pay the prices for the relevant Products to Dongbu in accordance with the terms of the distributorship agreement executed by and between Dongbu and T2Net.

2.	Payment to be made under this Agreement shall be made in Korean Won, and the basis exchange rate shall be average monthly closing rate for the immediately preceding month announced by Korea Exchange Bank. Provided, however, that the relevant parties may agree to use different currencies for the payments.

Article 8	Yield

1.	Pixel shall deliver the results of Wafer Sort Test (by Wafer and by Lot) to Dongbu within 45 days of the delivery of the relevant Products. Provided, however, that in cases where Dongbu raises any objection to the results of such Wafer Sort Test delivered by Pixel, the parties shall consult to each other to re-calculate the yield of the relevant Products.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

2.	The standard yield of the Products shall be based on the wafers passed the EPM(PCM), and mean the average yield after Wafer Sort Test on ** Lots of the Products ordered by Pixel, be confirmed by the parties upon mutual consultation and be stated in item 9 of Attachment 1 hereto. Provided, however, that the price of the first * Lots of the Products shall be the price separately determined and stated in the price agreement among parties, regardless of the yield.

3.	If the yield calculated pursuant to Paragraph 1 above deviates from the range of the standard yield pursuant to Paragraph 2, the shortage/excess shall be resolved in accordance with the Attachment 1 hereto.

4.	Pixel shall actively assist Dongbu in determining yield for the first ** Lots (i.e., sufficient explanation and assistance on test audit, if necessary).

Article 9	Warranty

1.	Dongbu hereby warrant that the Products supplied to Pixel via T2Net pursuant to this Agreement are in strict compliance with the specifications stated in Attachment 1 hereto, and will be free of any and all defects for a period of 90 days after the delivery of the relevant Products. Provided, however, that such warranty shall not apply in cases where the defects occurs for the reasons attributable to Pixel, including GDS DATA provided by Pixel or certain request of Pixel.

2.	If any defect exist or is found within the warranty period in Paragraph 1 above, Pixel shall immediate notify Dongbu of such defect and return the defective Products in accordance with the standards and procedures of Dongbu. Dongbu shall replace and/or repair such defective Products and re-deliver the Products to Pixel. In such cases, T2Net shall faithfully discharge its duties as the distributor of Dongbu.

3.	If Dongbu fails to perform under this Article, Dongbu shall indemnify Pixel of any direct, actual loss or damage incurred by Pixel. Provided, however, that the aggregate damages payable by Dongbu shall not exceed the aggregate price of the relevant Products paid by Pixel to Dongbu via T2Net.

Article 10	Infringement of Intellectual Property Rights

If the Products infringes intellectual property rights of any third party and such third party brings a claim or action against the parties, Pixel shall defend and/or resolve such claim or action at its costs and responsibilities and indemnify Dongbu and T2Net for any and all loss or damage incurred by Dongbu and/or K2Net related to. Provided, however, the above provision shall not apply in cases where the infringement was caused by Dongbu or a third party’s process technology.

Article 11	Confidentiality

Each party hereto shall not disclose any confidential information/business secrets of the other parties received or obtained hereunder to a third party during the term of this Agreement and for 3 years of termination or expiration of this Agreement.

Article 12	Term and Termination

1.	This Agreement shall be effective for a period of 1 year after the execution and the term of this Agreement shall be automatically extended for a period of 1 year, unless a party hereto gives the other parties a written notice of termination at least 1 month before the expiration of the term or any subsequent term, as the case may be.

2.	If any party hereto breaches this Agreement and fails to correct such breach within 30 days after receipt of the other parties’ notice thereof, the other parties may terminate this agreement immediately upon delivery of a written notice thereof.

3.	In the occurrence of any of the followings to a party hereto, the other parties may terminate this Agreement upon delivery of a 15 day prior notice to such party:

a.	Notes and/or checks issued, endorsed, guaranteed by a party hereto has been dishonored or transactions thereof are suspended against such party;

b.	Proceeding for attachment, provisional attachment, or provisional disposition of major assets of a party has been commenced against such party;

c.	Proceeding for bankruptcy, composition or liquidation has been commenced against a party hereto; or

d.	If this Agreement is terminated pursuant to Paragraph 2 or 3 of this Article 12, the party who is responsible for such termination shall indemnify the other parties of any and all loss or damage incurred by such other parties due to the termination in cash.

Article 13	Miscellaneous

1.	Each party shall not assign or transfer all or a part of its rights and/or obligations hereunder to a third party without prior written consent of the other parties.

2.	If any force majeure event (i.e., enactment/amendment of the applicable law, calamity, fire, war, government actions, etc.) occurs to a party thereto after the execution of this Agreement and thereby hindering upon such party’s performance of its obligations in whole or in part, such party shall immediately notify the other parties as such, and such party shall not be responsible for its failure to perform under this Agreement during the period in which such force majeure event persists.

3.	Any matters not stipulated in this Agreement or any differences in interpretation of the provisions in this Agreement shall be settled by the parties upon mutual consultation with each other, and if the parties fail to reach an agreement through consultation, then, the matter shall be settled in accordance with the prevailing business custom and/or practices. If there is no such prevailing business practice, the parties shall settle the matter in accordance with the applicable law.

4.	Any dispute arising out of, or in connection with, this Agreement shall be submitted before the Seoul Central District Court.

5.	This Agreement shall not be amended, changed or modified unless all parties hereto execute a written instrument for such amendment, change, or modification.

IN WITNESS WHEREOF, this Agreement has been prepared in duplicates, and after they are executed and seals have been affixed thereto, each party shall keep a set.

November 3, 2003

PixelPlus Co., Ltd.

1017, Ingae-dong, Paldal-gu, Suwon-si, Kyunggi-do

5th Floor Kyunggi Building Representative Director Seo Kyu Lee

By:	/s/ Seo Kyu Lee
Name:	Seo Kyu Lee

Dongbu Electronics Co., Ltd.

891-10, Daechi-dong, Kangna-gu, Seoul

Dongbu Finance Center

Representative Director Dae Geun Yoon

By:	/s/ Dae Geun Yoon
Name:	Dae Geun Yoon

T2Net Technology Co., Ltd.

40-969, Hangangro-3ga, Yongsan-gu, Seoul

A2, 1st Basement Floor, Tourist Terminal

Representative Director An Ho Seung

By:	/s/ An Ho Seung
Name:	An Ho Seung

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

[Attachment #1]

Product Specifications and Price Determination Standard

1.	Technology: 0.25µm 2Poly 3 Metal

2.	Product: CMOS Image Sensor

3.	Business Type: Unprobed 8 inch Wafer COT

4.	Specifications:

Product	Number of Net Die (8 inch Wafer)	Current Production Stage
****µm VGA CIS	*****	In mass production
****µm Mega CIS	***	In mass production
****µm Improved VGA CIS	*****	In initial production
****µm CIF CIS	*****	In initial production

5.	Standard Yield (Ys): (per wafer contracted yield of the contracted product after Wafer Sort Test)

•	Ys: Standard yield ç Of the consecutive ** Lots, average yield of wafers on or above the scrap limit yield

•	Average yield limit: On or above Probe Yield of **%

•	Ys-*%, Ys+*%: The Probe yield compensation limit range

•	Probe yield scrap limit: **%

•	R: Rejected wafer ç wafers below the probe yield scrap limit

•	Ya: Average yield ç excluding rejected wafer

•	N: Number of non-rejected wafer

6.	Price Adjustment upon Testing Results and Compensation Method thereof

•	If Ya < Ys-*%,

Number of compensated wafer + R + [1-Ya/(Ys-*%)]* N

•	Ya > Ys+*%,

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

Number of compensated wafer + R + [1-Ya/(Ys+*%)]* N

•	If Ys-*% ≤ Y ≤ Ys+*%,

The price of the wafers within the rage of the Standard Yield shall be determined pursuant to agreed price agreement (provided, however, that in cases of increase of manufacturing cost of the Products or changes in market conditions, etc., the price may be adjusted upon mutual agreement between the parties).

•	Compensation Method: Settlement with wafers after computation of quarterly total average yield.

•	At (the commencement of) the mass production stage (1st order), the parties shall re-adjust the standard yield upon mutual agreement between the parties in 6 months.

[Attachment #2]

Basic Agreement on Transactions

THIS BASIC AGREEMENT (this “Agreement”) is entered into for the purposes of setting forth the terms and conditions of extending credit and settlement of the accounts between Pixel and T2Net with respect to the CMOS Image Sensor Wafer Foundry Service Agreement (the “Main Agreement”) dated as of November 3, 2003, by and between PixelPlus Co., Ltd., having its registered office at 1017, Ingae-dong, Paldal-gu, Suwon-si, Kyunggi-do (“Pixel”); Dongbu Electronics Co., Ltd., having its registered office at 891-10, Daechi-dong, Kangnam-gu, Seoul (“Dongbu”); and T2Net Technology Co., Ltd., a distributor of Dongbu, having its registered office at A2, 1st basement floor, Tourist Terminal, 40-969, Hangangro-3ga, Yongsan-gu, Seoul (“T2Net”), and the parties agree to faithfully perform under this Agreement.

1.	Basic Agreement

In principle, any and all terms of this Agreement shall comply with and be in observance of the Main Agreement.

2.	Issuance of Purchase Order

Pixel shall issue relevant purchase order to T2Net at least 70 days prior to the expected delivery date, together with the relevant purchaser order from the end customer. Furthermore, in the event the discrepancy rate in terms of quantity between the purchase order issued by Pixel and the purchase order by the end customer exceeds 10%, request for manufacture of wafers to Dongbu shall be made upon mutual consultation between Pixel and T2Net.

3.	Settlement of the Account

The purchase price for the products delivered by T2Net to Pixel shall be settled on a monthly basis, and shall be paid within 60 days from the issuance of the relevant bill.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

4.	Extension of Credit

With respect to the products to be manufactured upon request of Pixel, the maximum credit to be extended by T2Net to Pixel shall be *********** Won, and any excessive amount thereof may be adjusted by written agreement between Pixel and T2Net.

PixelPlus Co., Ltd.

1017, Ingae-dong, Paldal-gu, Suwon-si, Kyunggi-do

5th Floor Kyunggi Building Representative Director Seo Gyu Lee

Dongbu Electronics Co., Ltd.

891-10, Daechi-dong, Kangna-gu, Seoul

Dongbu Finance Center

Representative Director Dae Geun Yoon

T2Net Technology Co., Ltd.

40-969, Hangangro-3ga, Yongsan-gu, Seoul

A2, 1st Basement Floor, Tourist Terminal

Representative Director An Ho Seung

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

Agreement on Price

THIS AGREEMENT (this “Agreement”) is to set forth the agreed terms on determination of the purchase price of the CMOS Image Sensor products to be manufactured pursuant to the Wafer Foundry Service Agreement dated as of November 3, 2003 by and between PixelPlus and T2Net and shall be effective from the date hereof.

2. Price of the Products

•   US$***** (excluding VAT)

*	Provided, price of mlenz Skip shall be US$*****.

1)	The payment shall be made in Korean Won, and exchange rate shall be the average closing selling basis rate announced by Korea Exchange Bank for the immediately preceding month of the month in which the relevant delivery is made.

2)	Price adjustment may be made upon mutual consultation between the parties, if such adjustment becomes necessary due to increase of manufacturing costs or change of the market conditions.

2. Payment: Section 7.1(a) shall apply mutatis mutandis.

November 3, 2003